Exhibit (a)(5)(D)

Press Release

CECO Environmental ANNOUNCES EXPIRATION OF teNder offer PERIOD FOR
OUTSTANDING SHARES OF prOFIRE eNERGY

ADDISON, TX – January 2, 2025 – CECO Environmental Corp. (Nasdaq: CECO) (together with its consolidated subsidiaries and affiliates, “CECO”), a leading environmentally focused, diversified industrial company whose solutions protect people, the environment and industrial equipment, today announced the successful completion of the previously announced tender offer (the “Offer”) to acquire all of the issued and outstanding shares (the “Shares”) of Profire Energy, Inc. (Nasdaq: PFIE) (“PFIE” or the “Company”) at a price per share of $2.55, in cash, without interest and less applicable withholding taxes, by CECO’s wholly owned subsidiary, Combustion Merger Sub, Inc. (“Purchaser”). The Offer expired at one minute after 11:59 P.M. New York City time on December 31, 2024 (the “Expiration Time”). The Offer was made pursuant to the agreement and plan of merger (the “Merger Agreement”) executed on October 28, 2024 and announced by CECO and PFIE on October 29, 2024, pursuant to which Purchaser agreed to acquire PFIE in a transaction valued at approximately $125 million.

The depositary and paying agent for the Offer has advised CECO that, as of the Expiration Time, a total of 39,688,706 Shares had been validly tendered and not validly withdrawn pursuant to the Offer, and it has received commitments to tender 337,815 additional Shares under the guaranteed delivery procedures described in the Offer, representing in the aggregate approximately 86.31% of the outstanding Shares. As of the Expiration Time, the number of Shares validly tendered and not validly withdrawn pursuant to the Offer satisfied the minimum tender condition, and all other conditions to the Offer described in the Offer to Purchase relating to the Offer were satisfied or waived. CECO irrevocably accepted for payment all Shares validly tendered and not validly withdrawn, including Shares validly tendered pursuant to the guaranteed delivery procedures, and will promptly pay for all such tendered Shares in accordance with the terms of the Offer.

Following the acceptance for payment of the tendered Shares, CECO intends to promptly complete its acquisition of PFIE through the merger of Purchaser with and into PFIE, in which each Share issued and outstanding that is not irrevocably accepted for payment in the Offer will be cancelled and converted into the right to receive $2.55 per share, in cash, without interest and less any required withholding taxes. As a result of the merger, PFIE will become a wholly owned subsidiary of CECO. In addition, the Shares will cease to trade on and be delisted from the Nasdaq Capital Market.

About CECO Environmental

CECO Environmental is a leading environmentally focused, diversified industrial company, serving a broad landscape of industrial air, industrial water, and energy transition markets across the globe through its key business segments: Engineered Systems and Industrial Process Solutions. Providing innovative technology and application expertise, CECO helps companies grow their business with safe, clean, and more efficient solutions that help protect people, the environment and industrial equipment. In regions around the world, CECO works to improve air quality, optimize the energy value chain, and provide custom solutions for applications including power generation, petrochemical processing, general industrial, refining, midstream oil and gas, electric vehicle production, polysilicon fabrication, battery recycling, beverage can, and water/wastewater treatment along with a wide range of other applications. CECO is listed on Nasdaq under the ticker symbol “CECO.” Incorporated in 1966, CECO’s global headquarters is in Addison, Texas. For more information, please visit www.cecoenviro.com.

SAFE HARBOR STATEMENT

Certain statements in this communication are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication, other than statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. We use words such as “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “will,” “plan,” “should” and similar expressions to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Potential risks and uncertainties, among others, that could cause actual results to differ materially are discussed under “Item 1A. Risk Factors” of CECO’s Quarterly Reports on Form 10-Q and in CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and include, but are not limited to:

•	the parties’ ability to complete the proposed transactions contemplated by the Merger Agreement in the anticipated timeframe or at all;
•	the effect of the announcement or pendency of the proposed transactions on business relationships, operating results, and business generally;
•	risks that the proposed transactions disrupt current plans and operations and potential difficulties in employee retention as a result of the proposed transactions;
•	risks related to diverting management’s attention from ongoing business operations;
•	the outcome of any legal proceedings that have been or may be instituted related to the proposed transactions;
•	the amount of the costs, fees, expenses and other charges related to the proposed transactions;
•	the sensitivity of CECO’s business to economic and financial market conditions generally and economic conditions in CECO’s service areas;
•	dependence on fixed price contracts and the risks associated therewith, including actual costs exceeding estimates and method of accounting for revenue;
•	the effect of growth on CECO’s infrastructure, resources and existing sales;
•	the ability to expand operations in both new and existing markets;
•	the potential for contract delay or cancellation as a result of on-going or worsening supply chain challenges;
•	liabilities arising from faulty services or products that could result in significant professional or product liability, warranty or other claims;
•	changes in or developments with respect to any litigation or investigation;
•	failure to meet timely completion or performance standards that could result in higher cost and reduced profits or, in some cases, losses on projects;
•	the potential for fluctuations in prices for manufactured components and raw materials, including as a result of tariffs and surcharges, and rising energy costs;
•	inflationary pressures relating to rising raw material costs and the cost of labor;
•	the substantial amount of debt incurred in connection with CECO’s strategic transactions and its ability to repay or refinance it or incur additional debt in the future;

•	the impact of federal, state or local government regulations;
•	CECO’s ability to repurchase shares of its common stock and the amounts and timing of repurchases;
•	CECO’s ability to successfully realize the expected benefits of its restructuring program;
•	economic and political conditions generally;
•	CECO’s ability to optimize its business portfolio by identifying acquisition targets, executing upon any strategic acquisitions or divestitures, integrating acquired businesses and realizing the synergies from strategic transactions; and
•	unpredictability and severity of catastrophic events, including cybersecurity threats, acts of terrorism or outbreak of war or hostilities or public health crises, as well as management’s response to any of the aforementioned factors.

Many of these risks are beyond management’s ability to control or predict. Should one or more of these risks or uncertainties materialize, or should any related assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. Investors are cautioned not to place undue reliance on such forward-looking statements as they speak only to CECO’s views as of the date the statement is made. Furthermore, the forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, CECO undertakes no obligation to update or review any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Peter Johansson
Chief Financial and Strategy Officer
888-990-6670

Investor Relations Contact:

Steven Hooser and Jean Marie Young

Three Part Advisors

214-872-2710

Investor.Relations@OneCECO.com